EXHIBIT 21

INDEPENDENCE HOLDING COMPANY

Subsidiary	Jurisdiction

Independence Capital Corp.	Delaware
Standard Security Life Insurance Company of New York	New York
IHC Health Holdings Corp.	Delaware
Madison National Life Insurance Company, Inc.	Wisconsin
Madison Investors Corporation	Delaware
AMIC Holdings, Inc.	Delaware
Independence American Holdings Corp.	Delaware
Independence American Insurance Company	Delaware
IHC Domain Holdings, LLC	Delaware
Torchlight Technology Group, LLC	Delaware
Smart Oliver, LLC	Delaware
HealthInsurance.org, LLC	Delaware
IHC SB Holdings, LLC	Delaware
IHC Specialty Benefits, Inc.	Delaware
PetPartners, Inc.	Delaware
My1HR, Inc.	Ohio
Independence Brokerage Group, Inc.	Delaware
Global Accident Facilities, LLC	Delaware
Madison Standard Corp.	Wisconsin